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                                                                    Exhibit 12.1
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                                                      JSCE, INC.
                             CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES
                                                     (in millions)

                                                                              Year ended December 31,
                                                        ------------------------------------------------------------------
                                                           2000          1999            1998           1997          1996
                                                        ------------------------------------------------------------------
Income (loss) from continuing operations before income
   taxes, extraordinary item and cumulative effect of
   accounting change                                    $   245      $    462     $      (279)     $     (22)       $ 132

Add (deduct):
   Equity in (earnings) loss of affiliates                    1            (1)              0              0            0
   Interest expense (a)                                     160           227             196            196          198
   Interest component of rental expense                      12            12              13             12           12
                                                        ------------------------------------------------------------------

Earnings available for fixed charges                    $   418      $    700     $       (70)     $     186        $ 342
                                                        ==================================================================

Fixed charges:
   Interest expense (a)                                 $   160      $    227     $       196      $     196        $ 198
   Capitalized interest                                       4             3               2              5            3
   Interest component of rental expense                      12            12              13             12           12
                                                        ------------------------------------------------------------------

       Total fixed charges                              $   176      $    242     $       211      $     213        $ 213
                                                        ==================================================================

Ratio of earnings to fixed charges                         2.38          2.89            (b)             (b)         1.61
                                                        ==================================================================


(a) Interest expense includes amortization of debt issuance cost of $7 million in 2000, $10 million in 1999,
     $8 million in 1998, $11 million in 1997 and $13 million in 1996.


(b) Earnings were inadequate to cover fixed charges for the years ended December 31, 1998 and 1997 by $281 million and $27 million, respectively.

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